As filed with the Securities and Exchange Commission on August 13, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ITERUM THERAPEUTICS PLC

(Exact Name of Registrant as Specified in Its Charter)

Ireland	2834	98-1283148
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Block 2 Floor 3, Harcourt Centre,

Harcourt Street,

Dublin 2,

Ireland

+353 1 9038920

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corey N. Fishman

President and Chief Executive Officer

200 South Wacker Drive, Suite 2550

Chicago, Illinois 60606

(312) 778-6070

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Brian A. Johnson

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Telephone: (212) 230-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary Shares, $0.01 nominal value per share, issuable upon exercise of ordinary share purchase warrants	1,485,885(3)	$0.99	$ 1,471,026.15	$190.94
Ordinary Shares, $0.01 nominal value per share, issuable upon exercise of placement agent’s warrants to purchase ordinary shares	208,023(4)	$0.99	$205,942.77	$26.73
Ordinary Shares, $0.01 nominal value per share, issuable upon exercise of ordinary share purchase warrants	1,686,343(5)	$0.99	$ 1,669,479.57	$216.70
Ordinary Shares, $0.01 nominal value per share, issuable upon exercise of placement agent’s warrants to purchase ordinary shares	236,088(6)	$0.99	$233,727.12	$30.34
Total	3,616,339		$3,580,175.61	$464.71

(1)

The ordinary shares will be offered for resale by the selling shareholders. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also relates to an indeterminate number of additional ordinary shares to be issued as a result of share splits, share dividends or other distributions, reclassifications, or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on average of high and low price per share of the ordinary shares as reported on the Nasdaq Global Market on August 11, 2020.

(3)	Represents ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $1.62 per share issued by the Registrant in a private placement on June 5, 2020.
(4)	Represents ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $2.1031 per share issued to designees of the placement agent on June 5, 2020.
(5)	Represents ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $1.42 per share issued by the Registrant in a private placement on July 2, 2020.
(6)	Represents ordinary shares issuable upon the exercise of warrants to purchase ordinary shares at an exercise price of $1.8531 per share issued to designees of the placement agent on July 2, 2020.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling shareholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 13, 2020

PRELIMINARY PROSPECTUS

ITERUM THERAPEUTICS PLC

3,616,339 ORDINARY SHARES

This prospectus relates to the resale by the selling shareholders identified in this prospectus of up to 3,616,339 ordinary shares that are issuable upon the exercise of outstanding warrants described in this prospectus, or the warrants, to purchase ordinary shares, or the warrant shares.

We are not selling any ordinary shares and will not receive any proceeds from the sale of the warrant shares by the selling shareholders under this prospectus. If all warrants for 3,616,339 ordinary shares were exercised by payment of cash, however, we would receive aggregate gross proceeds of approximately $5.7 million.

We have agreed to bear all of the expenses incurred in connection with the registration of these warrant shares. The selling shareholders will pay or assume brokerage commissions and similar charges, if any, incurred for the sale of the warrant shares.

The selling shareholders identified in this prospectus may offer the shares from time to time through public or private transactions at fixed prices, at prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices. We provide more information about how the selling shareholders may sell their ordinary shares in the section titled “Plan of Distribution” beginning on page 35 of this prospectus. We will not be paying any underwriting discounts or commissions in connection with any offering of warrant shares under this prospectus.

Our ordinary shares are traded on the Nasdaq Global Market under the symbol “ITRM.” On August 12, 2020, the closing sale price of the ordinary shares on the Nasdaq Global Market was $0.89 per share.

You should read this prospectus, together with additional information described under the headings “Incorporation of Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and a smaller reporting company as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended. As such, we have elected to rely on certain reduced public company disclosure requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in the offered securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference, for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2020.

ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus and the documents incorporated by reference herein or any amendment thereto. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

The selling shareholders may from time to time sell up to 3,616,339 ordinary shares, as described in this prospectus, in one or more offerings. This prospectus also covers any ordinary shares that may become issuable as a result of share splits, share dividends, or similar transactions. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

We have not, and the selling shareholders have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus, the documents incorporated by reference herein or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus, the documents incorporated by reference herein or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The selling shareholders are offering to sell, and seeking offers to buy, ordinary shares only under circumstances and in jurisdictions where it is lawful to do so. The selling shareholders are not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

All other trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference herein are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus, the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and notes thereto that are incorporated by reference in this prospectus. Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section “Special Note Regarding Forward-Looking Statements.” Except where the context otherwise requires, the terms “we,” “us,” “our,” or “the Company” refer to the business of Iterum Therapeutics plc and its consolidated subsidiaries, unless otherwise specified.

Overview of Iterum Therapeutics plc

We are a pharmaceutical company dedicated to developing and commercializing sulopenem to be potentially the first and only oral and intravenous (IV) branded penem available globally. Penems, including thiopenems and carbapenems, belong to a class of antibiotics more broadly defined as ß-lactam antibiotics, the original example of which was penicillin, but which now also includes cephalosporins. Sulopenem is a potent, thiopenem antibiotic delivered intravenously which is active against bacteria that belong to the group of organisms known as gram-negatives and cause urinary tract and intra-abdominal infections. We have also successfully developed sulopenem in an oral tablet formulation, sulopenem etzadroxil-probenecid, which we refer to herein as oral sulopenem. We believe that sulopenem and oral sulopenem have the potential to be important new treatment alternatives to address growing concerns related to antibacterial resistance without the known toxicities of some of the most widely used antibiotics, specifically fluoroquinolones.

Our Corporate Information

We were incorporated under the laws of Ireland in June 2015 as a limited liability company and re-registered as a public limited company in March 2018. Our principal executive offices are located at Block 2 Floor 3, Harcourt Centre, Harcourt Street, Dublin 2, Ireland and our telephone number is +353 1 9038920. Our U.S. headquarters are located at 200 South Wacker Drive, Suite 2550, Chicago, Illinois 60606, and our telephone number is (312) 778-6070.

Our website address is www.iterumtx.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•

an exemption from compliance with the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act of 2002 on the design and effectiveness of our internal controls over financial reporting;

•

an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure about the company’s executive compensation arrangements; and

•	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a shareholder approval of any golden parachute arrangements.

We may take advantage of these provisions until December 31, 2023 or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earlier to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with a non-affiliate public float in excess of $700 million; or the issuance by us of more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We have taken advantage of some reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of delayed adoption of new or revised accounting standards and, therefore, we will adopt new or revised generally accepted accounting principles in the United States on the relevant dates on which adoption of such standards is required for other public companies that are not emerging growth companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended. We may remain a smaller reporting company until we have a non-affiliate public float in excess of $250 million and annual revenues in excess of $100 million, or a non-affiliate public float in excess of $700 million and annual revenues less than $100 million, each as determined on an annual basis. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to take advantage of many of the same exemptions from disclosure requirements.

THE OFFERING

Ordinary Shares offered by selling shareholders	3,616,339 shares.

Use of proceeds	We will not receive any proceeds from the sale of ordinary shares in this offering.

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in the ordinary shares.

Nasdaq Global Market symbol	ITRM

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference, and other filings we make with the Securities and Exchange Commission, or SEC, from time to time, which are incorporated by reference herein, together with the other information in this prospectus and the information incorporated by reference herein and in any free writing prospectus that we may authorize for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such event, the trading price of our ordinary shares could decline and you might lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements contained or incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, other than statements of historical facts, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, statements about:

•	our use of cash reserves;

•	the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs;

•	our ability to retain the continued service of our key professionals and to identify, hire and retain additional qualified professionals;

•	our ability to advance product candidates into, and successfully complete, clinical trials;

•	the potential advantages of our product candidates;

•	the timing or likelihood of regulatory filings and approvals;

•	our ability to apply for regulatory approval;

•	the commercialization of our product candidates, if approved;

•	our manufacturing plans;

•	our sales, marketing and distribution capabilities and strategy;

•	market acceptance of any product we successfully commercialize;

•	the pricing, coverage and reimbursement of our product candidates, if approved;

•	the implementation of our business model, strategic plans for our business and product candidates;

•

the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and our ability to defend and enforce any such intellectual property rights;

•	our ability to enter into strategic arrangements, collaborations and/or commercial partnerships in the United States and other territories and the potential benefits of such arrangements;

•	our estimates regarding expenses, capital requirements and needs for additional financing;

•	our expectations regarding how far into the future our cash on hand will fund our ongoing operations;

•	our financial performance;

•	developments relating to our competitors and our industry;

•	our ability to continue as a going concern;

•

the impact of COVID-19, including the responsive measures taken by governmental authorities and others, on our clinical trials, on future commercialization of, and future demand for, our products, available funding, our operations and the economy in general, which may precipitate or exacerbate other risks and/or uncertainties;

•	our ability to maintain compliance with listing requirements of The Nasdaq Global Market;

•

the outcome, impact, effects and results of our evaluation of corporate, organizational, strategic, financial and financing alternatives, including the terms, timing, structure, value, benefits and costs of any corporate, organizational, strategic, financial or financing alternative and our ability to complete one at all;

•	our use of any proceeds from the exercise of warrants to purchase our ordinary shares; and

•

other risks and uncertainties, including those described in the “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the “Risk Factors” section of this prospectus and any accompanying prospectus supplement. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Quarterly Report on Form 10-Q. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances contained or incorporated by reference herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

In addition, statements that “we believe” and similar statements contained or incorporated by reference herein reflect our beliefs and opinions on the relevant subject. These statements are based upon information that was available to us as of the date such statements were made, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit the holders of certain outstanding warrants to purchase our ordinary shares described in the section titled “Selling Shareholders” to resell such ordinary shares issuable upon exercise of such warrants, or the warrant shares.

The selling shareholders will receive all of the net proceeds from sales of the warrant shares sold pursuant to this prospectus. We will not receive any proceeds from the resale of any warrant shares offered by this prospectus by the selling shareholders. However, if all warrants for 3,616,339 ordinary shares were exercised by payment of cash, we would receive aggregate gross proceeds of approximately $5.7 million. Any proceeds from the exercise of the warrants will be used for working capital, business development activities, and general corporate purposes. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised.

We, and not the selling shareholders, will pay the costs, expenses and fees in connection with the registration and sale of the warrant shares covered by this prospectus, but the selling shareholders will pay all discounts, commissions or brokers’ fees or fees of similar securities industry professionals and transfer taxes, if any, attributable to sales of the warrant shares.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is intended as a summary only and therefore is not a complete description of our share capital. This description is based upon, and is qualified by reference to, our Memorandum and Articles of Association, or our Constitution, and applicable provisions of the Irish Companies Act 2014, or the Irish Companies Act. You should read our Constitution including our Articles of Association, which are filed as an exhibit to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Capital Structure—Authorized and Issued Share Capital

Our authorized share capital consists of 150,000,000 ordinary shares of $0.01 each and 100,000,000 undesignated preferred shares of $0.01 each. As of August 10, 2020, we had 21,239,093 ordinary shares outstanding held by approximately 14 shareholders of record and we had no preferred shares outstanding.

We may issue shares subject to the maximum authorized share capital contained in our Constitution. The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares or preferred shares, as applicable) by a resolution approved by a simple majority of the votes of our shareholders cast at a general meeting (referred to under Irish law as an “ordinary resolution”) (unless otherwise determined by the directors). The shares comprising our authorized share capital may be divided into shares of any nominal value.

The rights and restrictions to which the ordinary shares are subject are prescribed in our Articles of Association. Our Articles of Association entitle our board of directors, without shareholder approval, to determine the terms of our preferred shares. Preferred shares may be preferred as to dividends, rights upon liquidation or voting in such manner as our board of directors may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at our option and may be convertible into or exchangeable for shares of any of our other class or classes, depending on the terms of such preferred shares. The specific terms of any series of preferred shares offered pursuant to this prospectus will be described in the prospectus supplement relating to that series of preferred shares.

Irish law does not recognize fractional shares held of record. Accordingly, our Articles of Association do not provide for the issuance of fractional shares, and our official Irish register will not reflect any fractional shares.

Whenever an alteration or reorganization of our share capital would result in any of our shareholders becoming entitled to fractions of a share, our board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions.

Issuance of Shares

As a matter of Irish law, the directors of a company may issue new ordinary or preferred shares for cash without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Our board of directors is authorized pursuant to a shareholder resolution passed on June 10, 2020 to issue new ordinary or preferred shares up to the amount of the authorized but unissued share capital as at that date for cash without shareholder approval for a period of five years from the date of the passing of the resolution.

Pre-emption Rights, Share Warrants and Share Options

Under Irish law certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, we have opted out of these pre-emption rights by way of shareholder resolution passed on June 10, 2020 as permitted under Irish company law. Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes of our shareholders cast at a general meeting (referred to under Irish law as a “special resolution”) and our current opt-out will expire on June 10, 2025. If the opt-out is not renewed, shares issued for cash must be offered to our existing shareholders on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration (such as in a share-for-share acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee share option or similar equity plan.

Our Articles of Association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, the board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board of directors deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the Articles of Association. We are subject to the rules of the Nasdaq Global Market that require shareholder approval of certain equity plans and share issuances. Our board of directors may authorize the issuance of shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit).

Under Irish law, we are prohibited from allotting shares without consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share award, bonus share or any other share based grant must be paid pursuant to the Irish Companies Act.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of a company, so far as not previously utilized by distribution or capitalization, less accumulated realized losses of a company, so far as not previously written off in a reduction or reorganization of capital, and includes reserves created by way of capital reduction, on a standalone basis. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, the aggregate of our called up share capital plus undistributable reserves and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include the undenominated capital, the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital and any other reserve that we are prohibited from distributing by applicable law.

The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to the “relevant financial statements” of the company. The “relevant financial statements” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements properly prepared in accordance with the Irish Companies Act, which give a “true and fair view” of the company’s unconsolidated financial position in accordance with accepted accounting practice in Ireland. The “relevant financial statements” must be filed in the Companies Registration Office (the official public registry for companies in Ireland) prior to the making of the distribution.

Consistent with Irish law, our Articles of Association authorize the directors to declare interim dividends without shareholder approval out of funds lawfully available for the purpose, to the extent they appear justified by profits and subject always to the requirement to have distributable reserves at least equal to the amount of the proposed dividend. The board of directors may also recommend a dividend to be approved and declared by our shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend declared or paid may exceed the amount recommended by the directors. Dividends may be paid in U.S. dollars or any other currency.

Our directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to us in relation to our shares.

Our directors may also authorize the issuance of shares with preferred rights to participate in our declared dividends. The holders of preferred shares may, depending on their terms, rank senior to our ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

Share Repurchases, Redemptions and Conversions

Overview

Our Articles of Association provide that, in general, any ordinary share which we have agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by us may technically be effected as a redemption of those shares as described below under “Repurchases and Redemptions.” If our Articles of Association did not contain such provisions, all repurchases by us would be subject to many of the same rules that apply to purchases of our shares by subsidiaries described below under “—Purchases by Subsidiaries” including the shareholder approval requirements described below. Except where otherwise noted, when we refer elsewhere in this prospectus to repurchasing or buying back our ordinary shares, we are referring to the redemption of ordinary shares by us pursuant to the Articles of Association or the purchase of our ordinary shares by a subsidiary of the Company, in each case in accordance with our Articles of Association and Irish law as described below.

Repurchases and Redemptions

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves (which are described above under “Dividends”) or, if the company proposes to cancel the shares on redemption, the proceeds of a new issue of shares for that purpose. The redemption of redeemable shares may only be made by us where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of the company. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provisions of our articles described above, shareholder approval will not be required to redeem our shares.

We may also be given an additional general authority by our shareholders to purchase our own shares on-market, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by our subsidiaries as described below.

Our board of directors may also issue preferred shares or other classes or series of shares which may be redeemed at either our option or the option of the shareholder, depending on the terms of such preferred shares. Please see “Capital Structure—Authorized and Issued Share Capital.”

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by us at any time must not exceed 10% of the nominal value of our issued share capital. We may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by us or re-issued subject to certain conditions.

Purchases by Subsidiaries

Under Irish law, an Irish or non-Irish subsidiary of the Company may purchase our shares either as overseas market purchases on a recognized stock exchange such as the Nasdaq or off-market. For a subsidiary of ours to make market purchases of our shares, our shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular market purchase by a subsidiary of our shares is required. We may elect to seek such general authority, which must expire no later than 18 months after the date on which it was granted, at our annual general meetings.

For an off-market purchase by a subsidiary of ours, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and from the date of the notice of the meeting at which the resolution approving the contract is proposed, the purchase contract must be on display or must be available for inspection by shareholders at our registered office from the date of the notice of the meeting at which the resolution approving the contract is to be proposed.

In order for a subsidiary of ours to make an on-market purchase of our shares, such shares must be purchased on a “recognized stock exchange.” The Nasdaq Global Market, on which our ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish company law.

The number of shares held by our subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds shares of ours, it cannot exercise any voting rights in respect of those shares. The acquisition of our shares by a subsidiary of ours must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

Our Articles of Association provide that we will have a first and paramount lien on every share for all debts and liabilities of any shareholder to the company, whether presently due or not, payable in respect of such share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made within 14 days after notice demanding payment, we may sell the shares. These provisions are standard inclusions in the Articles of Association of an Irish company limited by shares and will only be applicable to our shares that have not been fully paid up. See “—Transfer and Registration of Shares.”

Consolidation and Division; Subdivision

Under our Articles of Association, we may, by ordinary resolution (unless the directors determine otherwise), divide all or any of our issued share capital into shares of smaller nominal value than our existing shares (often referred to as a share split) or consolidate all or any of our issued share capital into shares of larger nominal value than is fixed by our memorandum of association (often referred to as a reverse share split), provided that the proportion between the amount paid for such share and the amount, if any, unpaid on each reduced share after the subdivision remains the same.

Reduction of Share Capital

We may, by ordinary resolution (unless the directors determine otherwise), reduce our authorized but unissued share capital in any way. We also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel our issued share capital in any manner permitted by the Irish Companies Act.

Annual General Meetings of Shareholders

We are required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after our fiscal year-end. Any annual general meeting may be held outside Ireland, provided that technological means are provided to enable shareholders to participate in the meeting without leaving Ireland.

Notice of an annual general meeting must be given to all of our shareholders and to our auditors. Our Articles of Association provide for a minimum notice period of 21 clear days (i.e. 21 days excluding the day when the notice is given or deemed to be given and the day of the event for which it is given or on which it is to take effect), which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are (i) the consideration of the statutory financial statements, report of the directors, and report of the statutory auditors, (ii) review by the members of the company’s affairs and (iii) the appointment or re-appointment of the statutory auditors.

At any annual general meeting, only such business may be conducted as has been brought before the meeting:

•	in the notice of the meeting;

•	by or at the direction of the board of directors;

•	in certain circumstances, at the direction of the Irish High Court;

•	as required by law; or

•	that the chairman of the meeting determines is properly within the scope of the meeting.

In addition, and subject to compliance with our Articles of Association, shareholders entitled to vote at an annual general meeting may propose business in advance of the meeting to be considered thereat.

Extraordinary General Meetings of Shareholders

Our extraordinary general meetings may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of our paid up share capital carrying voting rights, (iii) in certain circumstances, on requisition of our auditors; or (iv) in exceptional cases, by order of the Irish High Court.

Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business will be conducted as is set forth in the notice thereof or is proposed pursuant to and in accordance with the procedures and requirements set out in our Articles of Association.

Notice of an extraordinary general meeting must be given to all of our shareholders and to our auditors. Under Irish law and our Articles of Association, the minimum notice periods are 21 clear days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 clear days’ notice in writing for any other extraordinary general meeting.

In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, our board of directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21 day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of our receipt of the requisition notice.

If the board of directors becomes aware that our net assets are not greater than half of the amount of our called-up share capital, our directors must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that the fact is known to a director to be held not later than 56 days from such date. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Quorum for General Meetings

Our Articles of Association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more shareholders present in person or by proxy at any meeting of shareholders holding not less than a majority of the issued shares that carry the right to vote at the meeting constitutes a quorum for the conduct of any business at a general meeting.

Voting

Our Articles of Association provide that all votes at a general meeting will be decided on a poll and that the board or the chairman may determine the manner in which the poll is to be taken and the manner in which the votes are to be counted.

Every shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in our share register as of the record date for the meeting or by a duly appointed proxy, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by our Articles of Association, which provide that our board of directors may permit shareholders to notify us of their proxy appointments electronically.

In accordance with our Articles of Association, our directors may from time to time authorize the issuance of preferred shares or any other class or series of shares. These shares may have such voting rights as may be specified in the terms of such shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be satisfied in the terms of such shares). Treasury shares or shares of ours that are held by our subsidiaries will not be entitled to be voted at general meetings of shareholders.

Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

•	amending the objects as contained in our memorandum of association;

•	amending our Articles of Association;

•	approving a change of name;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit; transaction to a director or connected person;

•	opting out of pre-emption rights on the issuance of new shares;

•	re-registration from a public limited company to a private company;

•	purchase of own shares off-market;

•	reduction of issued share capital;

•	sanctioning a compromise/scheme of arrangement;

•	resolving that the company be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes;

•	setting the re-issue price of treasury shares; and

•	variation of class rights attaching to classes of shares (where our Articles of Association do not provide otherwise).

Neither Irish law nor any of our constituent documents places limitations on the right of non-resident or foreign owners to vote or hold our shares.

Variation of Rights Attaching to a Class or Series of Shares

Under our Articles of Association and the Irish Companies Act, any variation of class rights attaching to our issued shares must be approved by an ordinary resolution passed at a general meeting of the shareholders of the affected class or with the consent in writing of the holders of a majority of the issued shares of that class of shares entitled to vote on such variation. The rights conferred upon the holder of any pre-existing issued shares shall not be deemed to be varied by the issuance of any preferred shares.

The provisions of our Articles of Association relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of one or more shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of the class entitled to vote at the meeting in question.

Record Date

Our Articles of Association provide that the board may fix in advance a date as the record date (i) for any such determination of members entitled to notice of or to vote at a general meeting of the members, which record date shall not be more than 60 days before the date of such meeting, and (ii) for the purpose of determining the members entitled to receive payment of any dividend or other distribution, or in order to make a determination of members for any other proper purpose, which record date shall not be more than 60 days prior to the date of payment of such dividend or other distribution or the taking of any action to which such determination of members is relevant.

If no record date is fixed for the determination of members entitled to notice of or to vote at a meeting of members, the date immediately preceding the date on which notice of the meeting is deemed given under our Articles of Association will be the record date for such determination of members.

Shareholder Proposals

Under Irish law, there is no general right for a shareholder to put items on the agenda of an annual general meeting of a U.S.-listed company, other than as set out in the Articles of Association of a company. Under our Articles of Association, in addition to any other applicable requirements, for business or nominations to be properly brought before an annual general meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to our corporate secretary.

To be timely for an annual general meeting, a shareholder’s notice to our secretary as to the business or nominations to be brought before the meeting must be delivered to or mailed and received at our registered office (i) with respect to our first annual general meeting as a public limited company, not later than the 10th day following the day on which public announcement of the date of such annual general meeting is made and (ii) with respect to all other annual general meetings not less than 90 days nor more than 120 days before the first anniversary of the notice convening our annual general meeting for the prior year. In the event that the date of the annual general meeting is changed by more than 30 days from the first anniversary date of the preceding year’s annual general meeting, notice by the member must be so delivered by close of business on the day that is not earlier than 120 days prior to such annual general meeting and not later than the close of business on the later of (a) 90 days prior to the day of the contemplated annual general meeting or (b) 10 days after the day on which public announcement of the date of the contemplated annual general meeting is first made by us. In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice.

To be timely for business or nominations of a director at an extraordinary general meeting, notice must be delivered, or mailed and received not less than 90 days nor more than 120 days prior to the date of such extraordinary general meeting or, if the first public announcement of the date of the extraordinary general meeting is less than 100 days prior to the date of the meeting, by close of business 10 days after the day on which the public announcement of the date of the extraordinary general meeting is first made by us.

For nominations to the board, the notice must include all information about the director nominee that is required to be disclosed by SEC rules regarding the solicitation of proxies for the election of directors pursuant to Regulation 14A under the Exchange Act. For other business that a shareholder proposes to bring before the meeting, the notice must include a brief description of the business, the reasons for proposing the business at the meeting and a discussion of any material interest of the shareholder in the business. Whether the notice relates to a nomination to the board of directors or to other business to be proposed at the meeting, the notice also must include information about the shareholder and the shareholder’s holdings of our shares. The chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made or proposed in accordance with these procedures (as set out in our Articles of Association), and if any proposed business is not in compliance with these provisions, to declare that such defective proposal shall be disregarded.

Shareholders’ Suits

In Ireland, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on our behalf. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against us would otherwise go unredressed. The cause of action may be against a director, another person or both.

A shareholder may also bring proceedings against us in his or her own name where the shareholder’s rights as such have been infringed or where our affairs are being conducted, or the powers of the board of directors are being exercised, in a manner oppressive to any shareholder or shareholders or in disregard of their interests as shareholders. Oppression connotes conduct that is burdensome, harsh or wrong. This is an Irish statutory remedy under Section 212 of the Irish Companies Act and the court can grant any order it sees fit, including providing for the purchase or transfer of the shares of any shareholder.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of our Constitution; (ii) inspect and obtain copies of the minutes of general meetings and any resolutions; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by us; (iv) inspect copies of directors’ service contracts; (v) inspect copies of instruments creating charges; (vi) receive copies of statutory financial statements and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (vii) receive financial statements of a subsidiary company of ours which have previously been sent to shareholders prior to an annual general meeting for the preceding 10 years. Our auditors will also have the right to inspect all of our books, records and vouchers. The auditors’ report must be circulated to the shareholders with our financial statements prepared in accordance with Irish law with the notice of annual general meeting and must be presented to our shareholders at our annual general meeting.

Acquisitions

There are a number of mechanisms for acquiring an Irish public limited company, including:

•

a court-approved scheme of arrangement under the Irish Companies Act. A scheme of arrangement with one or more classes of shareholders requires a court order from the Irish High Court and the approval of (i) more than 50% in number of the shareholders of each participating class or series voting on the scheme of arrangement, and (ii) representing 75% in value of the shares of such participating class or series held by the shareholders voting on the scheme of arrangement, in each case at the relevant meeting or meetings. A scheme of arrangement, if authorized by the shareholder of each participating class or series and the court, is binding on all of the shareholders of each participating class or series;

•

through a tender or takeover offer by a third party, in accordance with the Irish Takeover Rules and the Irish Companies Act, for all of our shares. Where the holders of 80% or more of our shares (excluding any shares already beneficially owned by the bidder) have accepted an offer for their shares, the remaining shareholders may also be statutorily required to transfer their shares, unless, within one month, the non-tendering shareholders can obtain an Irish court order otherwise providing. If the offeror has acquired acceptances of 80% of all of our shares but does not exercise its “squeeze-out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms as the original offer, or such other terms as the bidder and the non-tendering shareholders may agree or on such term as an Irish court, on application of the bidder or non-tendering shareholder, may order. If our shares were to be listed on the Euronext Dublin or another regulated stock exchange in the European Union, the aforementioned 80% threshold would be increased to 90%;

•

by way of a transaction with a company incorporated in the European Economic Area which includes all member states of the European Union and Norway, Iceland and Liechtenstein (EEA) under the European Communities (Cross-Border Mergers) Regulations 2008 (as amended). Such a transaction must be approved by a special resolution and by the Irish High Court. If we are being merged with another EEA company under the EU Cross-Border Mergers Directive (EU) 2019/2121 and the consideration payable to our shareholders is not all in the form of cash, our shareholders may be entitled to require their shares to be acquired at fair value; and

•	by way of a merger with another Irish company under the Irish Companies Act which must be approved by a special resolution and by the Irish High Court.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have statutory appraisal rights. If we are being merged as the transferor company with another EEA company under the European Communities (Cross-Border Merger) Regulations 2008 (as amended) or if we are being merged with another Irish company under the Irish Companies Act, (i) any of our shareholders who voted against the special resolution approving the merger or (ii) if 90% of our shares are held by the successor company, any other of our shareholders, may be entitled to require that the successor company acquire its shares for cash.

Disclosure of Interests in Shares

Under the Irish Companies Act, there is a notification requirement for shareholders who acquire or cease to be interested in 3% of the shares of an Irish public limited company. Our shareholders must therefore make such a notification to us if, as a result of a transaction, the shareholder will become interested in 3% or more of our shares or if, as a result of a transaction, a shareholder who was interested in 3% or more of our shares ceases to be so interested. Where a shareholder is interested in 3% or more of our shares, the shareholder must notify us of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures should be notified to us within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any of our shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, under the Irish Companies Act, we may by notice in writing, require a person whom we know or have reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in our relevant share capital to: (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in our ordinary shares, to provide additional information, including the person’s own past or present interests in our shares. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, we may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Irish Companies Act, as follows:

•	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, will be void;

•	no voting rights will be exercisable in respect of those shares;

•	no further shares will be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment will be made of any sums due from us on those shares, whether in respect of capital or otherwise.

Where our shares are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

In the event we are in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in our securities of 1.0% or more.

Irish Takeover Rules

A transaction in which a third party seeks to acquire 30% or more of our voting rights will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles, which will apply to any transaction regulated by the Irish Takeover Panel:

•

in the event of an offer, all holders of securities of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer;

•

where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•

false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•

a bidder must announce an offer only after ensuring that he or she can fulfil in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•

a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares or other of our voting rights may be required under the Irish Takeover Rules to make a mandatory cash offer for our remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would (i) increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of our voting rights, or (ii) in the case of a person holding (together with its concert parties) shares representing 30% or more of our voting rights, after giving effect to the acquisition, increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

A voluntary offer is an offer that is not a mandatory offer. If a person makes a voluntary offer to acquire outstanding ordinary shares of ours, the offer price must be no less than the highest price paid for our shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any party acting in concert with it has acquired our ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of our total ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per ordinary share must not be less than the highest price paid by the bidder or any party acting in concert with it during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with any party acting in concert with it, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of our voting rights. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of our voting rights is prohibited if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of our voting rights and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Anti-Takeover Provisions

Shareholder Rights Plan

Our Articles of Association expressly authorize our board of directors to adopt a shareholder rights plan, subject to applicable law.

Frustrating Action

Under the Irish Takeover Rules, our board of directors is not permitted to take any action which might frustrate an offer for our shares once our board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board of directors has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

•	the action is approved by our shareholders at a general meeting; or

•	the Irish Takeover Panel has given its consent, where:

•	it is satisfied the action would not constitute frustrating action;

•	our shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

•	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

•	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Business Combinations with Interested Shareholders

Our Articles of Association provide that, subject to certain exceptions, we may not engage in certain business combinations with any person that acquires beneficial ownership of 15% or more of our outstanding voting shares for a period of three years following the date on which the person became a 15% shareholder unless: (i) prior to the date on which the person becomes a 15% shareholder, a committee of our disinterested directors approved the business combination; and (ii) in certain circumstances, the business combination is authorized by a special resolution of disinterested shareholders.

Further Provisions

Certain other provisions of Irish law or our Constitution may be considered to have anti-takeover effects, including advance notice requirements for director nominations and other shareholder proposals, as well as those described under the headings “—Description of Share Capital—Capital Structure—Authorized and Issued Share Capital” (regarding issuance of preferred shares), “Description of Share Capital—Pre-emption Rights, Share Warrants and Share Options,” “—Description of Share Capital—Disclosure of Interests in Shares,” “—Description of Share Capital—Appointment of Directors,” “—Description of Share Capital—Removal of Directors.”

Insider Dealing

The Irish Takeover Rules also provide that no person, other than the bidder, who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of a company (or a class of its securities) or a contemplated offer shall deal in relevant securities of the target during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach or (ii) the termination of discussions relating to such offer, whichever is earlier.

Corporate Governance

Our Articles of Association allocate authority over the day-to-day management of the company to the board of directors. Our board of directors may then delegate management of the Company to committees of the board or such other persons as it thinks fit. Regardless of any delegation, the board of directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of our Company. The board of directors may create new committees or change the responsibilities of existing committees from time to time. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of the committee.

Legal Name; Incorporation; Fiscal Year; Registered Office

Our legal and commercial name is Iterum Therapeutics plc. We were incorporated in Ireland in June 2015 and re-registered as a public limited company in March 2018. Our registered address is Block 2 Floor 3, Harcourt Centre, Harcourt Street, Dublin 2. As set forth in our memorandum of association, our purpose, among other things, is to carry on the business of a holding company and to coordinate the administration, finances and activities of any subsidiaries or associated companies.

Appointment of Directors

The Irish Companies Act provides for a minimum of two directors. Our Articles of Association provide that the number of directors will be not less than two and not more than 13. The authorized number of directors within the prescribed range will be determined solely by our board of directors and does not require approval or ratification by the shareholders in a general meeting. Our directors will be elected by way of an ordinary resolution at a general meeting save that directors in contested elections will be elected by a plurality of the votes of the shares present in person or represented by proxy at the relevant general meeting and entitled to vote on the election of directors. If the number of the directors is reduced below the fixed minimum number, the remaining director or directors may appoint an additional director or additional directors to make up such minimum or may convene a general meeting for the purpose of making such appointment. Casual vacancies may be filled by the board of directors.

Our Articles of Association provide that our board of directors is divided into three classes serving staggered three-year terms. Shareholders do not have cumulative voting rights. Accordingly, the holder of a majority of the voting rights attaching to our ordinary shares will, as a practical matter, be entitled to control the election of all directors. At each annual general meeting, directors will be elected for a full term of three years to succeed those directors of the relevant class whose terms are expiring.

Under our Articles of Association, our board of directors has the authority to appoint directors to the board either to fill a vacancy or as an additional director. A vacancy on the board of directors created by the removal of a director may be filled by an ordinary resolution of the shareholders at the meeting at which such director is removed and, in the absence of such election or appointment, the remaining directors may fill the vacancy. The board of directors may fill a vacancy by an affirmative vote of a majority of the directors constituting a quorum. If there is an insufficient number of directors to constitute a quorum, the board may nonetheless act to fill such vacancies or call a general meeting of the shareholders. Under our Articles of Association, if the board fills a vacancy, the director will hold this position as a director for a term that will coincide with the remaining term of the relevant class of director. If there is an appointment to fill a casual vacancy or an addition to the board, the total number of directors shall not at any time exceed the number of directors from time to time fixed by the board in accordance with our Articles of Association.

Removal of Directors

The Irish Companies Act provides that, notwithstanding anything contained in the Articles of Association of a company or in any agreement between that company and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term, provided that notice of the intention to move any such resolution be given by the shareholders to the company not less than 28 days before the meeting at which the director is to be removed, and the director will be entitled to be heard at such meeting. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment agreement) that the director may have against us in respect of his or her removal.

Director Interested Transactions

Under the Irish Companies Act and our Articles of Association, a director who has an interest in a proposal, arrangement or contract is required to declare the nature of his or her interest at the first opportunity either (i) at a meeting of the board at which such proposal, arrangement or contract is first considered (provided such director knows this interest then exists, or in any other case, at the first meeting of the board after learning that he or she is or has become so interested) or (ii) by providing a general notice to the directors declaring that he or she is to be regarded as interested in any proposal, arrangement or contract with a particular person, and after giving such general notice will not be required to give special notice relating to any particular transaction. Provided the interested director makes such required disclosure, he or she shall be counted in determining the presence of a quorum at a meeting regarding the relevant proposal, arrangement or contract and will be permitted to vote on such proposal, arrangement or contract.

Pursuant to our Articles of Association, it is within the directors’ sole discretion to determine their compensation.

Borrowing

Pursuant to our Articles of Association, among the directors’ powers are the right to borrow money and to mortgage or charge the company’s undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds or such other securities whether outright or as security for any debt, liability or obligation of the company or of any third party.

Duration; Dissolution; Rights upon Liquidation

Our duration will be unlimited. We may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where we have failed to file certain returns. We may also be dissolved by the Director of Corporate Enforcement in Ireland where the affairs of the company have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that we should be wound up.

The rights of the shareholders to a return of our assets on dissolution or winding up, following the settlement of all claims of creditors, are prescribed in our Articles of Association or the terms of any shares issued by the directors from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up. If the Articles of Association and terms of issue of the shares of the Company contain no specific provisions in respect of a dissolution or winding up then, subject to the shareholder priorities and the rights of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. Our Articles of Association provide that our ordinary shareholders may be entitled to participate in a winding up, and the method by which the property will be divided shall be determined by the liquidator, subject to a special resolution of the shareholders, but such rights of ordinary shareholders to participate may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Share Certificates

Pursuant to the Irish Companies Act, a shareholder is entitled to be issued a share certificate on request and subject to payment of a nominal fee.

Stock Exchange Listing

Our ordinary shares are listed on the Nasdaq Global Market under the symbol “ITRM.” Our ordinary shares are not listed on the Euronext Dublin.

No Sinking Fund

Our shares have no sinking fund provisions.

Transfer and Registration of Shares

Our transfer agent is Computershare Trust Company, N.A. The transfer agent maintains our share register, and registration in the share register will be determinative of membership in us. A shareholder of ours who only holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in our official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on our official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of our shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to our transfer agent. Our Articles of Association allow us, in our absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a transferee. In the event of any such payment, we are (on behalf of ourselves or our affiliates) entitled to (i) seek reimbursement from the transferee or transferor (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the transferee or transferor (at its discretion) and (iii) have a lien against the shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in our shares has been paid unless one or both of such parties is otherwise notified by us.

Our Articles of Association delegate to our secretary (or such other person as may be nominated by the secretary for this purpose) the authority to execute an instrument of transfer on behalf of a transferring party.

Our Articles of Association grant our board of directors general discretion to decline to register an instrument of transfer unless the transfer is in respect of one class of shares only, the instrument of transfer is accompanied by the certificate of shares to which it relates (if any) and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer, the instrument of transfer is in favor of not more than four transferees and it is lodged at our registered office or such other place as our directors or secretary may appoint.

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year, as our board of directors may from time to time determine (except as may be required by law).

MATERIAL TAX CONSEQUENCES

Material Irish Tax Consequences

The following is a summary of the material Irish tax consequences for certain beneficial holders of our ordinary shares. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus and correspondence with the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in alteration of the tax considerations described below, possibly with retrospective effect. The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and holders of our ordinary shares should consult their own tax advisors about the Irish tax consequences (and the tax consequences under the laws of other relevant jurisdictions) of this offering, including the acquisition, ownership and disposal of our ordinary shares. The summary applies only to shareholders who will own our ordinary shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired our ordinary shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Tax on Chargeable Gains

The current rate of tax on chargeable gains (where applicable) in Ireland is 33%.

A disposal of our ordinary shares by a shareholder who is not resident or ordinarily resident for tax purposes in Ireland will not give rise to Irish tax on any chargeable gain realized on such disposal unless such shares are used, held or acquired for the purposes of a trade or business carried on by such shareholder through a branch or agency in Ireland.

A holder of our ordinary shares who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal of our ordinary shares during the period in which such individual is non-resident.

Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises, it is generally a liability of the transferee.

Shares Held Through DTC

A transfer of our ordinary shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty.

Shares Held Outside of DTC or Transferred Into or Out of DTC

A transfer of our ordinary shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:

•	there is no change in the beneficial ownership of such shares as a result of the transfer; and

•	the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares by a beneficial owner to a third party.

Withholding Tax on Dividends

We do not expect to pay dividends for the foreseeable future. Should we begin paying dividends (or other returns to shareholders that are treated as “distributions” for Irish tax purposes), it should be noted that such distributions will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax, or DWT, currently at a rate of 25%.

For DWT purposes, a distribution includes any distribution that may be made by us to our shareholders, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, we are responsible for withholding DWT prior to making such distribution.

General Exemptions

The following is a general overview of the scenarios where it will be possible for us to make payments of dividends without deduction of DWT.

Irish domestic law provides that a non-Irish resident shareholder is not subject to DWT on dividends received from us if such shareholder is beneficially entitled to the dividend and is either:

•

a person (not being a company) resident for tax purposes in a Relevant Territory (including the United States) and is neither resident nor ordinarily resident in Ireland (Relevant Territories for DWT purposes include the following: Albania, Armenia, Australia, Austria, Bahrain, Belarus, Belgium, Bosnia & Herzegovina, Botswana, Bulgaria, Canada, Chile, China, Croatia, Cyprus, Czech Republic, Denmark, Egypt, Estonia, Ethiopia, Finland, France, Georgia, Germany, Ghana, Greece, Hong Kong, Hungary, Iceland, India, Israel, Italy, Japan, Kazakhstan, Korea, Kuwait, Latvia, Lithuania, Luxembourg, Macedonia, Malaysia, Malta, Mexico, Moldova, Montenegro, Morocco, Netherlands, New Zealand, Norway, Pakistan, Panama, Poland, Portugal, Qatar, Romania, Russia, Saudi Arabia, Serbia, Singapore, Slovak Republic, Slovenia, South Africa, Spain, Sweden, Switzerland, Thailand, The Republic Of Turkey, Ukraine, United Arab Emirates, United Kingdom, United States, Uzbekistan, Vietnam and Zambia);

•	a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•

a company, wherever resident, that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

•

a company, wherever resident, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

•

a company, wherever resident, that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance, and provided, in all cases noted above, we have received from the shareholder, where required, the relevant DWT Form(s) prior to the payment of the dividend and such DWT Form(s) remain valid.

For non-Irish resident shareholders that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

Our shareholders that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any shareholders are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.

Income Tax on Dividends Paid on our Ordinary Shares

Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies. A shareholder that is not resident or ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend received from us. An exception to this position may apply where such shareholder holds our ordinary shares through a branch or agency in Ireland through which a trade is carried on.

A shareholder that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or a liability to the universal social charge. The DWT deducted by us discharges the liability to income tax. An exception to this position may apply where the shareholder holds our ordinary shares through a branch or agency in Ireland through which a trade is carried on.

Capital Acquisitions Tax

Irish capital acquisitions tax, or CAT, comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of our ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because our ordinary shares are regarded as property situated in Ireland for Irish CAT purposes as our share register must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax free threshold is dependent upon (i) the relationship between the donor and the donee, and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses of the same marriage or civil partners of the same civil partnership are exempt from CAT. Children have a tax free threshold of €335,000 in respect of taxable gifts or inheritances received from their parents. Our shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

There is also a “small gift exemption” from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. HOLDERS OF OUR ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES IN IRELAND, INCLUDING THE ACQUISITION, OWNERSHIP AND DISPOSAL OF OUR ORDINARY SHARES.

Material U.S. Tax Consequences

Introduction

This section describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares by U.S. holders (as defined below). It applies to you only if you acquire your ordinary shares in this offering and hold those ordinary shares as capital assets within the meaning of the U.S. federal tax laws (generally, property held for investment), and the discussion below assumes this to be the case. This section does not purport to be a comprehensive description of all tax considerations that may be relevant in light of a U.S. holder’s particular circumstances, including any state, foreign or local tax considerations, any U.S. federal gift, estate or generation skipping transfer tax considerations and tax consequences applicable to special classes of U.S. holders, including:

•	financial institutions;

•	brokers or dealers in securities, or traders in securities who use a mark to market method of tax accounting;

•	real estate investment trusts or regulated investment companies;

•	tax-exempt entities including pension plans, “individual retirement accounts” or “Roth IRAs”;

•	life insurance companies;

•	persons liable for alternative minimum tax;

•	persons that hold our ordinary shares as part of a straddle, wash sale, notional principal contract, conversion transaction or integrated transaction;

•	persons that hold our ordinary shares in, through or for the account of a “qualified business unit,” “disregarded entity” or branch of those persons situated outside the United States;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that hold (directly, indirectly or constructively) in the aggregate 10% or more of our outstanding shares (measured by either voting power or value);

•	except as specifically described below, entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes, including beneficial owners of such entities;

•	persons who acquired our ordinary shares pursuant to the exercise of an employee stock option or otherwise as compensation for services; or

•	U.S. holders whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our ordinary shares, or that any such contrary position would not be sustained by a court. You should consult a competent tax advisor with respect to the U.S. federal, state and local tax consequences to you of acquiring, holding and disposing of our ordinary shares.

You are a U.S. holder if you are a beneficial owner of our ordinary shares and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation, (1) created or organized in or under the laws of the United States, any state therein or the District of Columbia, or (2) treated as such under the Code;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity classified as a partnership for U S. federal income tax purposes holds our ordinary shares, the U.S. federal income tax treatment of a partner in that partnership with respect to its holdings of our ordinary shares generally will depend upon the status of the partner and the activities of the partnership.

Ownership and Disposition of our Ordinary Shares

Taxation of Dividends

If we were to make current distributions in respect of our ordinary shares, under the U.S. federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. holder, the gross amount of any dividend paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. However, because we do not expect to calculate our earnings and profits in accordance with U.S. federal income tax principles, the entire amount of any distribution may be treated as a dividend. If you are a non-corporate U.S. holder, with some exceptions dividends that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains provided that you hold your ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. If we were determined to be a PFIC during either a given taxable year or the preceding taxable year, dividends paid by us during the later taxable year would not be qualified dividend income and, therefore, would be ineligible for the preferential rates described above; instead, any such dividend would be subject to tax at the rates applicable to ordinary income. The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other corporations.

The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made, determined at the spot rate on the date the dividend distribution is includable in your income, regardless of whether the payment is in fact converted into U.S. dollars. You must include any Irish tax withheld from the dividend payment in this amount, even though you will not in fact receive the amount of that tax. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rates applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Distributions (or portions thereof) from corporations demonstrated to be in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of the receiving shareholder’s basis in its shares and thereafter as capital gain. However, as noted above, because we do not expect to calculate our earnings and profits in accordance with U.S. federal income tax principles, the entire amount of any distribution may be treated as a dividend.

Dividends generally will be income from sources outside the United States for foreign tax credit limitation purposes. Dividends will, depending on your circumstances, generally be either passive category income or general category income for purposes of computing the foreign tax credit allowable to you. Subject to certain limitations, any Irish tax withheld and paid over to Ireland will be creditable or deductible (at your option) against your U.S. federal income tax liability. However, no foreign tax credit would be allowed if you qualified for an exemption from Irish withholding tax, as described more fully above in “—Material Irish Tax Consequences—General Exemptions.”

Taxation of Capital Gains

Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your ordinary shares, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your ordinary shares.

Capital gains of a non-corporate U.S. holder generally are taxed at preferential rates where the property is held for more than one year. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

PFIC Rules

Special rules apply to U.S. holders who hold shares in a foreign corporation that is treated as a PFIC for U.S. federal income tax purposes. The determination of whether a foreign corporation is a PFIC is primarily factual and cannot be made definitively until after the close of the tax year. We do not expect to be a PFIC for the taxable year ending December 31, 2020, but this conclusion is not free from doubt as described more fully in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 under the caption “We have been a passive foreign investment company for U.S. federal income tax purposes in the past and we could be a passive foreign investment company in the future, which could subject U.S. Holders to adverse U.S. federal income tax consequences.”

If we were to be treated as a PFIC for any taxable year, and you are a U.S. holder that did not make either election described below, you would be subject to special (default) rules with respect to: (1) any gain realized on the sale or other disposition of our ordinary shares and (2) any “excess distribution” that we make to you (generally, any distribution during a single taxable year that, when added to all other distributions made during that year, is greater than 125 percent of the average annual distribution received in respect of your ordinary shares during the three preceding taxable years or, if shorter, your holding period for the ordinary shares).

Under these default rules: (1) the gain or excess distribution will be allocated ratably over the applicable holding period for the ordinary shares, as the case may be, (2) the amount allocated to the taxable year in which you realize the gain or excess distribution will be taxed as ordinary income, (3) the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year, and (4) the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year. Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

Your ordinary shares will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in the ordinary shares, even if we are not currently a PFIC.

If you own ordinary shares in a PFIC that are treated as “marketable stock,” you may make a mark-to-market election. If you make a valid and timely mark-to-market election, you will not be subject to the default PFIC rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your ordinary shares at the end of the taxable year over your adjusted basis in your ordinary shares. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to long-term capital gains. You will also be allowed to claim an ordinary loss in respect of the excess, if any, of the adjusted basis of your ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in your ordinary shares will be adjusted to reflect any such income included or loss claimed.

Alternatively, if you own ordinary shares in a PFIC, you may make a “qualified electing fund,” or QEF, election. If you make a valid and timely QEF election and we provide certain required information to you, you will not be subject to the default PFIC rules described above with respect to those ordinary shares. Instead, for each taxable year to which such an election applies, you will be subject to U.S. federal income tax on your pro rata share of our net capital gain and ordinary earnings, regardless of whether such amounts are actually distributed to you in that year or any later year. However, we do not expect to provide U.S. Holders with the information necessary to make a valid QEF election, and U.S. Holders should therefore assume that a QEF election will not be available.

In addition, notwithstanding any election you make with regard to the ordinary shares and as noted above, dividends that you receive from us would not constitute qualified dividend income to you if we were a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the preferential rates applicable to qualified dividend income; instead, such dividends are subject to tax at rates applicable to ordinary income. In addition, as noted above, because we do not expect to calculate earnings and profits in accordance with U.S. federal income tax principles, the entire amount of any distribution may be treated as a dividend.

If you own our ordinary shares during any year that we are a PFIC, you generally will be required to file an Internal Revenue Service, or IRS, Form 8621.

Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend income and its net gains from the disposition of shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities.

Backup Withholding and Information Reporting

If you are a non-corporate U.S. holder, information reporting generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States, and

•	the payment of proceeds to you from the sale of our ordinary shares effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you are a non-corporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of our ordinary shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding unless:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

except if the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of our ordinary shares effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•

an individual or entity that is not a U.S. person and 50 percent or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•

a foreign partnership, if at any time during its tax year (1) one or more of its partners are “U.S. persons”, who in the aggregate hold more than 50 percent of the income or capital interest in the partnership, or (2) such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.

THE U.S. FEDERAL INCOME TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. HOLDERS OF OUR ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF OUR ORDINARY SHARES, INCLUDING THE EFFECT OF ANY APPLICABLE INCOME TAX TREATY, SUCH AS THE TAX TREATY BETWEEN THE UNITED STATES AND IRELAND.

SELLING SHAREHOLDERS

On June 3, 2020, we entered into a securities purchase agreement with Intracoastal Capital, LLC, Armistice Capital Master Fund, Ltd., and Lincoln Park Capital Fund, LLC, pursuant to which we issued and sold, in a registered direct offering pursuant to an effective shelf registration statement on Form S-3, an aggregate of 2,971,770 ordinary shares, for aggregate gross proceeds of approximately $5.0 million, before deducting fees to the placement agent and other offering expenses payable by us. In a concurrent private placement, pursuant to the securities purchase agreement dated June 3, 2020, we issued and sold to these same investors ordinary share warrants to purchase an aggregate of 1,485,885 ordinary shares. Such warrants have an exercise price per share equal to $1.62, are immediately exercisable and expire on December 5, 2025. The warrants provide for cashless exercise in the event that there is no registration statement available for the resale of the warrant shares as of or after December 5, 2020 and at the time of exercise. If the warrant holder elects such cashless exercise, the warrant holder would be entitled to receive the number of ordinary shares as calculated in accordance with the formula set forth in the applicable warrant. We engaged H.C. Wainwright & Co., LLC, or Wainwright, to act as the exclusive placement agent in connection with such registered direct offering and concurrent private placement. As consideration for the services provided to us by Wainwright as placement agent, in addition to placement agent fees and reimbursement of reasonable and documented expenses, we issued to designees of Wainwright placement agent warrants to purchase an aggregate of 208,023 ordinary shares. Such placement agent warrants have an exercise price of $2.1031 per share, are immediately exercisable and expire on June 3, 2025. The placement agent warrants provide for cashless exercise in the event that there is no registration statement available for the resale of the warrant shares as of or after December 5, 2020 and at the time of exercise. If the placement agent warrant holder elects such cashless exercise, such holder would be entitled to receive the number of ordinary shares as calculated in accordance with the formula set forth in the applicable placement agent warrant. The ordinary shares and warrants described above were issued on June 5, 2020.

On June 30, 2020, we entered into a securities purchase agreement with Intracoastal Capital, LLC, Armistice Capital Master Fund, Ltd., and Anson Investments Master Fund LP, pursuant to which we issued and sold, in a registered direct offering pursuant to an effective shelf registration statement on Form S-3, an aggregate of 3,372,686 ordinary shares, for aggregate gross proceeds of approximately $5.0 million, before deducting fees to the placement agent and other offering expenses payable by us. In a concurrent private placement, pursuant to the securities purchase agreement dated June 30, 2020, we issued and sold to these same investors ordinary share warrants to purchase an aggregate of 1,686,343 ordinary shares. Such warrants have an exercise price per share equal to $1.42, are immediately exercisable and expire on January 2, 2026. The warrants provide for cashless exercise in the event that there is no registration statement available for the resale of the warrant shares as of or after October 1, 2020 and at the time of exercise. If the warrant holder elects such cashless exercise, the warrant holder would be entitled to receive the number of ordinary shares as calculated in accordance with the formula set forth in the applicable warrant. Wainwright acted as exclusive placement agent in connection with such registered direct offering and concurrent private placement. As consideration for the services provided to us by Wainwright as placement agent, in addition to placement agent fees and reimbursement of reasonable and documented expenses, we issued to designees of Wainwright placement agent warrants to purchase an aggregate of 236,088 ordinary shares. Such placement agent warrants have an exercise price of $1.8531 per share, are immediately exercisable and expire on June 30, 2025. The placement agent warrants provide for cashless exercise in the event that there is no registration statement available for the resale of the warrant shares as of or after October 1, 2020 and at the time of exercise. If the placement agent warrant holder elects such cashless exercise, such holder would be entitled to receive the number of ordinary shares as calculated in accordance with the formula set forth in the applicable placement agent warrant. The ordinary shares and warrants described above were issued on July 2, 2020.

In connection with the private placements of warrants described above, we agreed to file the registration statement of which this prospectus is a part to cover the resale of the warrant shares and to keep such registration statement effective until no selling shareholder owns any warrants or warrant shares or the warrant shares are subject to resale, assuming cashless exercise, by the holder thereof pursuant to Rule 144 without volume or manner-of-sale restrictions.

We are registering the resale of the warrant shares to permit each of the selling shareholders identified below to resell or otherwise dispose of the warrant shares in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). The term “selling shareholders” includes donees, pledgees, assignees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer. Throughout this prospectus, when we refer to the ordinary shares being registered on behalf of the selling shareholders, we are referring to the warrant shares, and when we refer to the selling shareholders in this prospectus, we are referring to the purchasers of the warrants and holders of the placement agent warrants.

The selling shareholders may sell some, all or none of their warrant shares. We do not know how long the selling shareholders will hold the warrant shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale or other disposition of any of the warrant shares. The warrant shares covered hereby may be offered from time to time by the selling shareholders.

The following table sets forth the name of each selling shareholder, the number of our outstanding ordinary shares beneficially owned by the selling shareholders as of August 10, 2020, the number of warrant shares that may be offered under this prospectus assuming cash exercise of the warrants, and the number and percentage of our outstanding ordinary shares beneficially owned by the selling shareholders assuming all of the warrant shares covered hereby are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our ordinary shares. Generally, a person “beneficially owns” ordinary shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The number of shares in the column “Number of Ordinary Shares being Offered” represents all of the warrant shares that a selling shareholder may offer and sell from time to time under this prospectus.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholders. The selling shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their warrant shares or other securities since the date on which the information in the table below is presented. Information about the selling shareholders may change over time. The percentage of shares owned after the offering is based on 21,239,093 ordinary shares outstanding as of August 10, 2020.

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering	Number of Ordinary Shares Being Offered	Ordinary Shares to be Beneficially Owned After Offering (1)
	Number		Number	Percentage
Intracoastal Capital, LLC(2)	793,443	793,443	—	*
Armistice Capital Master Fund, Ltd.(3)	1,902,950	1,902,950	—	*
Lincoln Park Capital Fund, LLC(4)	222,883	222,883	—	*
Anson Investments Master Fund LP(5)	252,952	252,952	—	*
Aileen Gibbons(6)(7)	84,381	84,381	—	*
Noam Rubinstein(6)(8)	55,514	55,514	—	*
Craig Schwabe(6)(9)	14,989	14,989	—	*
Michael Vasinkevich(6)(10)	284,786	284,786	—	*
Charles Worthman(6)(11)	4,441	4,441	—	*

*	Less than one percent.

(1)

Assumes the exercise in full of the warrants and payment of the cash exercise price and sale of all warrant shares registered pursuant to this prospectus, although the selling shareholders are under no obligation known to us to sell any ordinary shares at this time.

(2)

Before offering includes (i) warrant to purchase 371,857 ordinary shares at an exercise price of $1.62 and (ii) warrant to purchase 421,586 ordinary shares at an exercise price of $1.42, all of which are held directly by Intracoastal Capital, LLC (“Intracoastal”). The warrants are subject to a beneficial ownership limitation of 4.99% (subject to the right of the selling shareholder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99% and provided that such increase shall not be effective until 61 days after such notice is delivered), which does not permit Intracoastal to exercise that portion of the warrants that would result in Intracoastal and its affiliates owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the beneficial ownership limitation. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to beneficially own the securities held by Intracoastal. The address of each of Mr. Kopin and Intracoastal is 245 Palm Trail, Delray Beach, Florida 33483. The address of Mr. Asher is 111 W. Jackson Boulevard, Suite 2000, Chicago, Illinois 60604.

(3)

Before offering includes (i) warrant to purchase 891,145 ordinary shares at an exercise price of $1.62 and (ii) warrant to purchase 1,011,805 ordinary shares at an exercise price of $1.42, all of which are held directly by Armistice Capital Master Fund, Ltd. (“Armistice Fund”). The warrants are subject to a beneficial ownership limitation of 4.99% (subject to the right of the selling shareholder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99% and provided that such increase shall not be effective until 61 days after such notice is delivered), which does not permit Armistice Fund to exercise that portion of the warrants that would result in Armistice Fund and its affiliates owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the beneficial ownership limitation. Armistice Capital, LLC, the investment manager of the Armistice Fund, and Steven Boyd, the managing member of Armistice Capital, LLC, hold shared voting and dispositive power over the shares held by the Armistice Fund. Each of Armistice Capital, LLC and Steven Boyd disclaims beneficial ownership of the securities listed except to the extent of their pecuniary interest therein. The address of Armistice Fund is c/o dms Corporate Services ltd., 20 Genesis Close, P.O. Box 314, Grand Cayman KY1-1104, Cayman Islands, and the address of each of Armistice Capital LLC and Mr. Boyd is 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4)

Before offering includes warrant to purchase 222,883 ordinary shares at an exercise price of $1.62, all of which are held directly by Lincoln Park Capital Fund, LLC. The warrant is subject to a beneficial ownership limitation of 4.99% (subject to the right of the selling shareholder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99% and provided that such increase shall not be effective until 61 days after such notice is delivered), which does not permit Lincoln Park Capital Fund, LLC to exercise that portion of the warrants that would result in Lincoln Park Capital Fund, LLC and its affiliates owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. Joshua Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital Fund, LLC, are deemed to be beneficial owners of all of the ordinary shares owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the ordinary shares being offered under this prospectus. Lincoln Park Capital Fund, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer. The address of Lincoln Park Capital Fund, LLC is 440 North Wells, Suite 410, Chicago, Illinois 60654.

(5)

Before offering includes warrant to purchase 252,952 ordinary shares at an exercise price of $1.42, all of which are held directly by Anson Investments Master Fund LP. The warrant is subject to a beneficial ownership limitation of 4.99% (subject to the right of the selling shareholder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99% and provided that such increase shall not be effective until 61 days after such notice is delivered), which does not permit Anson Investments Master Fund LP to exercise that portion of the warrants that would result in Anson Investments Master Fund LP and its affiliates owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. Anson Advisors Inc. and Anson Funds Management LP are the co-investment advisers of Anson Investments Master Fund LP, and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of Anson Investments Master Fund LP. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Messrs. Winson, Kassam and Nathoo each disclaim beneficial ownership of these ordinary shares, except to the extent of their pecuniary interest therein. The principal business address of Anson Investments Master Fund LP is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(6)

The selling shareholder is an affiliate of a registered broker-dealer. The selling shareholder represented that at the time of the acquisition of the placement agent warrant by such selling shareholder, such selling shareholder did not have any arrangements or understandings, directly or indirectly, with any person to distribute such securities.

(7)

Before offering includes (i) placement agent warrant to purchase 39,524 ordinary shares at an exercise price of $2.1031 and (ii) placement agent warrant to purchase 44,857 ordinary shares at an exercise price of $1.8531. The warrants are subject to a beneficial ownership limitation of 4.99% (subject to the right of the selling shareholder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99% and provided that such increase shall not be effective until 61 days after such notice is delivered), which does not permit Ms. Gibbons to exercise that portion of the warrants that would result in Ms. Gibbons and her affiliates owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the beneficial ownership limitation. The address of Ms. Gibbons is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022.

(8)

Before offering includes (i) placement agent warrant to purchase 26,003 ordinary shares at an exercise price of $2.1031 and (ii) placement agent warrant to purchase 29,511 ordinary shares at an exercise price of $1.8531. The warrants are subject to a beneficial ownership limitation of 4.99% (subject to the right of the selling shareholder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99% and provided that such increase shall not be effective until 61 days after such notice is delivered), which does not permit Mr. Rubinstein to exercise that portion of the warrants that would result in Mr. Rubinstein and his affiliates owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the beneficial ownership limitation. The address of Mr. Rubinstein is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022.

(9)

Before offering includes (i) placement agent warrant to purchase 7,021 ordinary shares at an exercise price of $2.1031 and (ii) placement agent warrant to purchase 7,968 ordinary shares at an exercise price of $1.8531. The warrants are subject to a beneficial ownership limitation of 4.99% (subject to the right of the selling shareholder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99% and provided that such increase shall not be effective until 61 days after such notice is delivered), which does not permit Mr. Schwabe to exercise that portion of the warrants that would result in Mr. Schwabe and his affiliates owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the beneficial ownership limitation. The address of Mr. Schwabe is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022.

(10)

Before offering includes (i) placement agent warrant to purchase 133,395 ordinary shares at an exercise price of $2.1031 and (ii) placement agent warrant to purchase 151,391 ordinary shares at an exercise price of $1.8531. The warrants are subject to a beneficial ownership limitation of 4.99% (subject to the right of the selling shareholder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99% and provided that such increase shall not be effective until 61 days after such notice is delivered), which does not permit Mr. Vasinkevich to exercise that portion of the warrants that would result in Mr. Vasinkevich and his affiliates owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the beneficial ownership limitation. The address of Mr. Vasinkevich is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022.

(11)

Before offering includes (i) placement agent warrant to purchase 2,080 ordinary shares at an exercise price of $2.1031 and (ii) placement agent warrant to purchase 2,361 ordinary shares at an exercise price of $1.8531. The warrants are subject to a beneficial ownership limitation of 4.99% (subject to the right of the selling shareholder to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99% and provided that such increase shall not be effective until 61 days after such notice is delivered), which does not permit Mr. Worthman to exercise that portion of the warrants that would result in Mr. Worthman and his affiliates owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the beneficial ownership limitation. The address of Mr. Worthman is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022.

Other Relationships with the Selling Shareholders

Ms. Gibbons and Messrs. Rubinstein, Schwabe, Vasinkevich, and Worthman, selling shareholders, are each affiliated with Wainwright, which acted as the placement agent in the registered direct offerings described above and the concurrent private placements of the warrants to purchase ordinary shares described above for which we are registering the underlying shares in the registration statement of which this prospectus forms a part, and received the placement agent warrants for which we are registering the underlying shares in the registration statement of which this prospectus forms a part as consideration for services provided to us by Wainwright as placement agent, in addition to placement agent fees and reimbursement of reasonable and documented expenses, in connection therewith. From time to time, Wainwright may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they may receive customary fees and commissions.

On January 16, 2020, we entered into a securities purchase agreement, or the Purchase Agreement, by and among Iterum Therapeutics Bermuda Limited, or Iterum Bermuda, as issuer, our wholly-owned subsidiaries as guarantors, and certain accredited investors, including Lincoln Park Capital Fund, LLC, a selling shareholder, for the sale by us of 6.500% Exchangeable Senior Subordinated Notes due 2025, or the Exchangeable Notes, and Limited Recourse Royalty-Linked Subordinated Notes, or the Royalty-Linked Notes, in a private placement, which we refer to as the Private Placement. On January 21, 2020, in connection with the closing of the Private Placement, Iterum Bermuda issued, and Lincoln Park Capital Fund, LLC purchased, units consisting of Exchangeable Notes in the aggregate principal amount of $250,000 and a Royalty-Linked Note in the aggregate principal amount of $500.00. In connection with the Private Placement, we and the accredited investors who participated in the Private Placement, including Lincoln Park Capital Fund, LLC, entered into an investor rights agreement, dated as of January 21, 2020, pursuant to which, among other things, we agreed (i) to file a registration statement covering (a) in the case of a registration statement on Form S-1, the resale of the Exchangeable Notes, the ordinary shares issuable in connection with the exchange of the Exchangeable Notes and the Royalty-Linked Notes or (b) in the case of a registration statement on Form S-3, the ordinary shares issuable in connection with the exchange of the Exchangeable Notes, and (ii) to provide customary indemnification rights to the investors in connection with the registration statement.

Except with respect to the foregoing, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us, other than as a result of the ownership of our shares or other securities.

PLAN OF DISTRIBUTION

We are registering the warrant shares issuable to the selling shareholders to permit the resale of these ordinary shares by the selling shareholders from time to time from after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the warrant shares. We will bear the fees and expenses incident to our obligation to register the ordinary shares, however the selling shareholders will bear legal and advisor fees, commissions and discounts, if any, attributable to their respective sales of the warrant shares.

Each selling shareholder may, from time to time, sell any or all of its warrant shares covered hereby on The Nasdaq Global Market or any other stock exchange, market or trading facility on which the shares can be traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	underwritten transactions;

•	settlement of short sales, to the extent permitted by law;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distribution of ordinary shares by any selling shareholder to its partners, members or stockholders;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell the ordinary shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

If underwriters are used in the sale, the ordinary shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of ordinary shares, underwriters may receive compensation from the selling shareholders, for whom they may act as agents, in the form of discounts, concessions or commissions. If the selling shareholders use an underwriter or underwriters to effectuate the sale of ordinary shares, we and/or they will execute an underwriting agreement with those underwriters at the time of sale of those ordinary shares. To the extent required by law, the names of the underwriters will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes the prospectus supplement and the accompanying prospectus used by the underwriters to sell those securities. The obligations of the underwriters to purchase those ordinary shares will be subject to certain conditions precedent, and unless otherwise specified in a prospectus supplement, the underwriters will be obligated to purchase all the ordinary shares offered by such prospectus supplement if any of such ordinary shares are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121.

In connection with the sale of the ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also sell the ordinary shares short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such selling shareholders, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the ordinary shares of the selling shareholders, pursuant to the terms of the securities purchase agreement. In addition, we have also agreed to indemnify the selling shareholders against losses, claims, damages and liabilities, including liabilities under the Securities Act, with respect to the registration statement of which this prospectus forms a part, pursuant to the terms of the securities purchase agreement.

The selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder, unless an exemption therefrom is available.

We agreed to cause the registration statement of which this prospectus is a part to remain effective until the date on which no selling shareholder owns any warrants or ordinary shares issuable upon exercise thereof. The ordinary shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the ordinary shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the ordinary shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of ordinary shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The selling shareholders may decide not to sell any or all of the ordinary shares we registered on behalf of the selling shareholders pursuant to the registration statement of which this prospectus forms a part.

Once sold under the registration statement of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Legal matters of U.S. federal law and New York State law will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, New York, New York. Certain legal matters with respect to Irish law in connection with the validity of the securities in respect of which this prospectus is being delivered and other legal matters will be passed upon for us by A&L Goodbody, Dublin, Ireland.

EXPERTS

The consolidated financial statements of Iterum Therapeutics plc as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The audit report covering the December 31, 2019 financial statements refers to a change to the method of accounting for leases as of January 1, 2019 due to the adoption of ASC Topic 842, Leases.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at https://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Copies of certain information filed by us with the SEC are also available on our website at http://www.iterumtx.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement, in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-38503) that we previously filed with the SEC and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities offered hereby is terminated or completed:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 12, 2020, as amended by our Annual Report on Form 10-K/A, filed with the SEC on August 6, 2020;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 14, 2020, as amended by our Form 10-Q/A, filed with the SEC on August 6, 2020;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 6, 2020;

•

Our Current Reports on Form  8-K filed with the SEC on January  17, 2020, February  14, 2020, March  6, 2020, May 15,  2020, June 3, 2020, June  4, 2020, June  15, 2020 (excluding Item 7.01 and Exhibit 99.2), June  29, 2020, July 1, 2020, July  13, 2020, July 17,  2020, and August 11, 2020; and

•

The description of our ordinary shares contained in our Registration Statement on Form 8-A filed on May 22, 2018, including any amendments or supplements filed for the purpose of updating such description.

You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address or telephone number:

Iterum Therapeutics plc

Attention: Investor Relations

Block 2 Floor 3 Harcourt Centre,

Harcourt Street,

Dublin 2, Ireland

+353 1 9038920

You also may access these filings on our website at www.iterumtx.com. Our web site and the information contained on that site, or connected to that site, are not incorporated into this prospectus or the registration statement.

3,616,339 ORDINARY SHARES

Prospectus

            , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the registrant expected to be incurred in connection with the issuance and distribution of the ordinary shares being registered hereby. All of such expenses are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee.

SEC registration fee	$464.71
Legal fees and expenses	$55,000
Printing fees and expenses	$8,000
Accounting fees and expenses	$2,000
Miscellaneous expenses	$4,535.29

Total expenses	$70,000

Item 14. Indemnification of Directors and Officers.

To the fullest extent permitted by Irish law, our Articles of Association confer an indemnity on our directors and officers. However, this indemnity is limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Irish Companies Act will be void under Irish law, whether contained in its Articles of Association or any contract between the company and the director or corporate secretary. This restriction does not apply to our executives who are not directors, the corporate secretary or other persons who would be considered “officers” within the meaning of that term under the Irish Companies Act.

Our Articles of Association also contain indemnification and expense advancement provisions for persons who are not directors or our corporate secretary.

We have also entered into indemnification agreements with each of our directors and executive officers. In addition, our subsidiary, Iterum Therapeutics US Limited, has entered into an indemnification agreement with each of our directors and executive officers. These agreements, among other things, require us to indemnify an indemnitee to the fullest extent permitted by applicable law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the indemnitee in any action or proceeding, including any action or proceeding by us or in our right, arising out of the person’s services as a director or executive officer.

We are permitted under our Articles of Association and the Irish Companies Act to take out directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all securities issued and sold by us within the past three years that were not registered under the Securities Act of 1933, as amended (the “Securities Act”), which share numbers have been adjusted, as appropriate, for the one for 15.71 reverse stock split of our ordinary shares that became effective on May 15, 2018:

(1)

From March 7, 2017 through the filing of our registration statement on Form S-8 on May 25, 2018, we granted stock options under our 2015 Equity Incentive Plan to purchase an aggregate of 198,798 ordinary shares with exercise prices ranging between $3.30 and $4.40 per share to 31 employees, directors and consultants, of which 178,179 remain outstanding.

(2)

On February 16, 2018, we issued an aggregate of 1,709,650 of our Series B-2 preferred shares to 17 accredited investors at a purchase price of $18.85 per share, for an aggregate purchase price of $32.2 million. Upon the closing of our initial public offering, all such Series B-2 preferred shares converted into ordinary shares.

(3)

On April 27, 2018, we issued warrants to purchase an aggregate of 19,890 of our Series B-2 preferred shares to two accredited investors at an exercise price of $18.85 per share, for an aggregate exercise price of $374,927. Upon the closing of our initial public offering, all such warrants converted into warrants to purchase ordinary shares.

(4)

Pursuant to the terms of a subscription agreement with a supplier, as described in Note 9 to our consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, (i) on December 14, 2018, we issued 190,615 ordinary shares to a supplier at a price of $7.14 per share for an aggregate subscription price of $1.36 million; (ii) on July 15, 2019, we issued 17,222 ordinary shares to a supplier at a price of $6.53 per share for an aggregate subscription price of $0.11 million; (iii) on August 19, 2019, we issued 245,493 ordinary shares to a supplier at a price of $6.79 per share for an aggregate subscription price of $1.67 million; and (iv) on September 30, 2019, we issued 199,056 ordinary shares to a supplier at a price of $6.32 per share for an aggregate subscription price of $1.26 million. Our wholly owned subsidiary, Iterum Therapeutics International Limited, paid the aggregate subscription price for each subscription to us in satisfaction of the supplier’s obligation to pay the subscription monies to us and Iterum Therapeutics International Limited’s obligation to pay certain amounts due and owing under certain commercial agreements entered into between such subsidiary and the supplier.

(5)

On January 21, 2020, Iterum Therapeutics Bermuda Limited (“Iterum Bermuda”) issued, and we and each of our other subsidiaries guaranteed, an aggregate of 51,588 Units consisting of (i) 6.500% Exchangeable Senior Subordinated Notes due 2025, issued by Iterum Bermuda in the aggregate original principal amount of $51.6 million, fully and unconditionally guaranteed on an unsecured senior subordinated basis by us and each of our other subsidiaries, and (ii) Limited Recourse Royalty-Linked Subordinated Notes, issued by Iterum Bermuda in the aggregate original principal amount of $0.1 million, fully and unconditionally guaranteed on an unsecured senior subordinated basis by us and each of our other subsidiaries, for an aggregate purchase price of $51.6 million, before deducting placement agent fees and estimated offering expenses. SVB Leerink acted as the exclusive placement agent and received commissions of $1.4 million in connection with the private placement.

(6)

On June 3, 2020, we entered into a securities purchase agreement with Intracoastal Capital, LLC, Armistice Capital Master Fund, Ltd., and Lincoln Park Capital Fund, LLC. Pursuant to the securities purchase agreement, we issued to such investors warrants to purchase up to 1,485,885 ordinary shares. The warrants have an exercise price of $1.62 per share, are immediately exercisable and expire on December 5, 2025. H. C. Wainwright & Co., LLC (“Wainwright”) acted as placement agent for the offering and received commissions of $350,000 in connection with the offering. As partial consideration for the services provided to us by Wainwright as placement agent for the offering, we issued placement agent warrants to purchase an aggregate of 208,023 ordinary shares to designees of Wainwright. The placement agent warrants have an exercise price of $2.1031 per share, are immediately exercisable and expire on June 3, 2025.

(7)

On June 30, 2020, we entered into a securities purchase agreement with Intracoastal Capital, LLC, Armistice Capital Master Fund, Ltd., and Anson Investments Master Fund LP. Pursuant to the securities purchase agreement, we issued to such investors warrants to purchase up to 1,686,343 ordinary shares. The warrants have an exercise price of $1.42 per share, are immediately exercisable and expire on January 2, 2026. Wainwright acted as placement agent for the offering and received commissions of $350,000 in connection with the offering. As partial consideration for the services provided to us by Wainwright as placement agent for the offering, we issued placement agent warrants to purchase an aggregate of 236,088 ordinary shares to designees of Wainwright. The placement agent warrants have an exercise price of $1.8531 per share, are immediately exercisable and expire on June 30, 2025.

The offer, sale and issuance of the securities described in paragraph 1 above were exempt from registration under compensatory benefit plans and contracts relating to compensation as provided under either (a) Rule 701 promulgated under the Securities Act or (b) under Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder). All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about it. We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts and commissions, in connection with any of the issuances of securities described in paragraph 1 above. The sales of these securities were made without any general solicitation or advertising.

The offers, sales and issuances of the securities described in paragraphs 2 and 3 above were exempt from registration under Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder) in that the transactions were by an issuer not involving any public offering. We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts and commissions, in connection with any of the issuances of securities listed above. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in these transactions. The sales of these securities were made without any general solicitation or advertising.

The offer, sale and issuance of the securities described in paragraph 4 above were exempt from registration under Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder) in that the transaction was by an issuer not involving any public offering or were exempt from the registration requirements of the Securities Act in reliance on Regulation S promulgated under the Securities Act on the basis that the shares will not be offered, sold, pledged or transferred in the United States or to a U.S. person for a defined period. We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts and commissions, in connection with any of the issuances of securities listed above. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in these transactions. The sales of these securities were made without any general solicitation or advertising.

The offer, sale and issuance of the securities in the private placement transactions described in paragraphs 5, 6 and 7 above were exempt from registration under Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder) in that the transactions were by an issuer not involving any public offering and appropriate legends were placed upon the securities issued in these transactions. The sale of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description of Document	Filed with this Registration Statement	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File Number

3.1	Amended and Restated Constitution of Iterum Therapeutics plc		Form 8-K (Exhibit 3.1)	6/15/2020	001-38503

4.1	Form of Ordinary Share Certificate of Registrant		Form S-1 (Exhibit 4.1)	5/1/2018	333-224582

4.2	Form of Warrant to Subscribe for Ordinary Shares issued to purchasers in connection with Securities Purchase Agreement dated June 3, 2020		Form 8-K (Exhibit 4.1)	6/4/2020	001-38503

4.3	Form of Placement Agent Warrant to Subscribe for Ordinary Shares issued to designees of Placement Agent in connection with Securities Purchase Agreement dated June 3, 2020		Form 8-K (Exhibit 4.2)	6/4/2020	001-38503

4.4	Form of Warrant to Subscribe for Ordinary Shares issued to purchasers in connection with Securities Purchase Agreement dated June 30, 2020		Form 8-K (Exhibit 4.1)	7/1/2020	001-38503

4.5	Form of Placement Agent Warrant to Subscribe for Ordinary Shares issued to designees of Placement Agent in connection with Securities Purchase Agreement dated June 30, 2020		Form 8-K (Exhibit 4.2)	7/1/2020	001-38503

4.6	Indenture (including form of note), dated January 21, 2020, by and among Iterum Therapeutics Bermuda Limited, Iterum Therapeutics plc, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited, Iterum Therapeutics US Holding Limited and U.S. Bank National Association, as trustee		Form 10-K (Exhibit 4.2)	3/12/2020	001-38503

4.7	Form of 6.500% Exchangeable Senior Subordinated Note due 2025 (included within Exhibit 4.6)		Form 10-K (Exhibit 4.3)	3/12/2020	001-38503

Exhibit No.	Description of Document	Filed with this Registration Statement	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File Number

4.8	Indenture (including form of note), dated January 21, 2020, by and among Iterum Therapeutics Bermuda Limited, Iterum Therapeutics plc, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited, Iterum Therapeutics US Holding Limited, Iterum Holders’ Representative LLC and Computershare Trust Company, N.A., as trustee		Form 10-K (Exhibit 4.4)	3/12/2020	001-38503

4.9	Form of Limited Recourse Royalty-Linked Subordinated Note (included within Exhibit 4.8)		Form 10-K (Exhibit 4.5)	3/12/2020	001-38503

5.1	Opinion of A&L Goodbody	X

10.1†	License Agreement by and among Registrant, Iterum Therapeutics International Limited and Pfizer Inc. dated as of November 18, 2015		Form S-1 (Exhibit 10.1)	5/1/2018	333-224582

10.2	Amended and Restated Investor Rights Agreement by and between Registrant and certain of its shareholders dated May 18, 2017		Form S-1 (Exhibit 10.2)	5/1/2018	333-224582

10.3	2015 Equity Incentive Plan		Form S-1 (Exhibit 10.3)	5/1/2018	333-224582

10.4	Forms of U.S. Stock Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2015 Equity Incentive Plan		Form S-1 (Exhibit 10.4)	5/1/2018	333-224582

10.5	Forms of Irish Stock Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2015 Equity Incentive Plan		Form S-1 (Exhibit 10.5)	5/1/2018	333-224582

10.6	Amended and Restated 2018 Equity Incentive Plan		Form 8-K (Exhibit 99.1)	6/15/2020	001-38503

10.7	Forms of U.S. Stock Option Terms and Conditions and Stock Option Grant Notice under the 2018 Equity Incentive Plan		Form S-1 (Exhibit 10.7)	5/1/2018	333-224582

10.8	Forms of International Stock Option Terms and Conditions and Stock Option Grant Notice under the 2018 Equity Incentive Plan		Form S-1 (Exhibit 10.8)	5/1/2018	333-224582

Exhibit No.	Description of Document	Filed with this Registration Statement	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File Number

10.9	Form of Restricted Share Unit Award Agreement under the 2018 Equity Incentive Plan		Form S-1 (Exhibit 10.9)	5/1/2018	333-224582

10.10	Form of 2020 Restricted Share Unit Award Agreement under the 2018 Equity Incentive Plan		Form 10-K (Exhibit 10.10)	3/12/2020	001-38503

10.11	Form of Indemnity Agreement by and between the Registrant and its directors and officers		Form S-1 (Exhibit 10.10)	5/1/2018	333-224582

10.12	Form of Indemnity Agreement by and between Iterum Therapeutics US Limited and its directors and officers		Form S-1 (Exhibit 10.11)	5/1/2018	333-224582

10.13	Employment Terms by and between Iterum Therapeutics US Limited and Corey N. Fishman dated November 18, 2015		Form S-1 (Exhibit 10.12)	5/1/2018	333-224582

10.14	Amendment to Employment Agreement by and between Iterum Therapeutics US Limited and Corey N. Fishman dated May 2, 2018		Form S-1/A (Exhibit 10.13)	5/4/2018	333-224582

10.15	Employment Terms by and between Iterum Therapeutics US Limited and Michael W. Dunne dated November 18, 2015		Form S-1 (Exhibit 10.14)	5/1/2018	333-224582

10.16	Employment Terms by and between Iterum Therapeutics US Limited and Judith M. Matthews dated November 18, 2015		Form S-1 (Exhibit 10.15)	5/1/2018	333-224582

10.17	Amendment to Employment Agreement by and between Iterum Therapeutics US Limited and Judith M. Matthews dated May 2, 2018		Form S-1/A (Exhibit 10.16)	5/4/2018	333-224582

10.18	Non-Employee Director Compensation Policy		Form S-1/A (Exhibit 10.18)	5/16/2018	333-224582

10.19	Loan and Security Agreement by and among Silicon Valley Bank, Iterum Therapeutics International Limited, Iterum Therapeutics US Holding Limited, and Iterum Therapeutics US Limited, dated April 27, 2018		Form S-1/A (Exhibit 10.19)	5/4/2018	333-224582

Exhibit No.	Description of Document	Filed with this Registration Statement	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File Number

10.20	Intellectual Property Security Agreement by and among Silicon Valley Bank, the Registrant, Iterum Therapeutics International Limited, Iterum Therapeutics US Holding Limited, and Iterum Therapeutics US Limited, dated April 27, 2018		Form S-1/A (Exhibit 10.20)	5/4/2018	333-224582

10.21	Warrant to Subscribe for Shares, issued to Silicon Valley Bank, dated April 27, 2018		Form S-1/A (Exhibit 10.21)	5/4/2018	333-224582

10.22	Warrant to Subscribe for Shares, issued to Life Sciences Fund II LLC, dated April 27, 2018		Form S-1/A (Exhibit 10.22)	5/4/2018	333-224582

10.23	Additional Form of Warrant to Subscribe for Ordinary Shares as may be issued to Silicon Valley Bank pursuant to the Loan and Security Agreement		Form S-1/A (Exhibit 10.23)	5/4/2018	333-224582

10.24	Additional Form of Warrant to Subscribe for Ordinary Shares as may be issued to Life Sciences Fund II LLC pursuant to the Loan and Security Agreement		Form S-1/A (Exhibit 10.24)	5/4/2018	333-224582

10.25	Securities Purchase Agreement, dated as of January 16, 2020, by and among Iterum Therapeutics Bermuda Limited, Iterum Therapeutics plc, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited, Iterum Therapeutics US Holding Limited and the Investors party thereto		Form 8-K (Exhibit 10.1)	1/17/2020	001-38503

10.26	Investor Rights Agreement, dated January 21, 2020, by and among Iterum Therapeutics Bermuda Limited, Iterum Therapeutics plc, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited, Iterum Therapeutics US Holding Limited and the Investors party thereto		Form 10-K (Exhibit 10.26)	3/12/2020	001-38503

Exhibit No.	Description of Document	Filed with this Registration Statement	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File Number

10.27	First Amendment to Loan and Security Agreement, dated as of January 16, 2020, by and among Iterum Therapeutics Bermuda Limited, Iterum Therapeutics International Limited, Iterum Therapeutics US Limited, Iterum Therapeutics US Holding Limited and Silicon Valley Bank		Form 8-K (Exhibit 10.3)	1/17/2020	001-38503

10.28	Securities Purchase Agreement, dated as of June 3, 2020, by and among Iterum Therapeutics plc and the purchasers party thereto		Form 10-Q (Exhibit 10.1)	8/6/2020	001-38503

10.29	Securities Purchase Agreement, dated as of June 30, 2020, by and among Iterum Therapeutics plc and the purchasers party thereto		Form 10-Q (Exhibit 10.2)	8/6/2020	001-38503

21.1	Subsidiaries of the Registrant		Form 10-K (Exhibit 21.1)	3/12/2020	001-38503

23.1	Consent of KPMG, Independent Registered Public Accounting Firm	X

23.2	Consent of A&L Goodbody (included in Exhibit 5.1)	X

24.1	Powers of Attorney (included on the signature pages to the Registration Statement)	X

†	Confidential treatment granted as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto, which are incorporated by reference herein.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on August 13, 2020.

ITERUM THERAPEUTICS PLC

By:	/s/ Corey N. Fishman
Name: Corey N. Fishman
Title: Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Corey N. Fishman and Judith M. Matthews, or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments to this registration statement, including post-effective amendments, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with this registration statement, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Corey N. Fishman Corey N. Fishman	Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2020

/s/ Judith M. Matthews Judith M. Matthews	Chief Financial Officer (Principal Financial and Accounting Officer)	August 13, 2020

/s/ Brenton K. Ahrens Brenton K. Ahrens	Interim Chairman of the Board of Directors	August 13, 2020

/s/ Mark Chin Mark Chin	Director	August 13, 2020

/s/ Patrick J. Heron Patrick J. Heron	Director	August 13, 2020

/s/ Ronald M. Hunt Ronald M. Hunt	Director	August 13, 2020

/s/ David G. Kelly David G. Kelly	Director	August 13, 2020

/s/ Shahzad Malik, M.D. Shahzad Malik, M.D.	Director	August 13, 2020